Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nephros, Inc.

South Orange, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 26, 2018, relating to the consolidated financial statements of Nephros, Inc. and Subsidiary (the “Company”), as of and for the years ended December 31, 2017 and 2016, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

March 22, 2018